Exhibit 99
	For Release:	May 11, 2021

	Contact:	Amy Rutledge
Mgr. Corporate Comm.
NEWS		arutledge@allete.com

Bethany M. Owen named Chair of ALLETE Board of Directors

Duluth, Minn. – The ALLETE Inc. (NYSE:ALE) board of directors has named President and Chief Executive Officer Bethany M. Owen chair of the ALLETE board of directors effective May 11, 2021.

Owen has served as ALLETE’s president since 2019 and chief executive officer since February 2020. Owen assumed the role of CEO as the worldwide pandemic was escalating, and has successfully navigated challenges related to COVID-19, maintaining a steadfast focus on the health and safety of employees, customers, and communities, while advancing ALLETE’s strategy of sustainability in action.

During the past 15 months, Owen strengthened relationships with stakeholders as she oversaw significant initiatives, including: strategic investments in ALLETE Clean Energy’s largest wind developments, the completion of Minnesota Power’s Great Northern Transmission line, a rate case resolution, the filing of Minnesota Power’s Integrated Resource Plan with a vision for a carbon-free energy future, and the completion of the company’s first comprehensive sustainability report with an enhanced focus on social aspects of diversity, equity, and inclusion.

“Bethany’s inaugural year as CEO has been like no other. Under her exemplary leadership, ALLETE successfully navigated the pandemic and its economic impacts on customers, a shift to many employees working remotely, and the implementation of new health and safety employee protocols to ensure 24/7 delivery of essential energy services, all while enhancing the company’s culture grounded in strong values,” said Lead Director Heidi E. Jimmerson.

Jimmerson says the board believes Bethany is uniquely qualified for the role and that the combined CEO and board chair, with an independent lead director, continues to be the best structure for ALLETE at this time.

“This decision is the culmination of the board’s extensive succession planning process and demonstrates our confidence in Bethany’s strategic and collaborative leadership and in the senior team she has assembled to advance ALLETE’s growth as a leader in the clean-energy transformation, creating value for all stakeholders,” Jimmerson said.
Owen succeeds Alan R. Hodnik who announced in 2020 his plans to retire as executive chairman of the board following the 2021 Annual Meeting of Shareholders. Hodnik is retiring from the company this month after four decades and having served as ALLETE’s president from 2009 to 2019 and CEO from 2010 to 2020.

"We wish Al the very best as he retires from ALLETE after a remarkable 40-year career,” Jimmerson said. “Al’s people-focused leadership and vision for answering our nation’s call to transform the energy landscape established a strong foundation for ALLETE’s continued success.”

Owen joined the company in 2002 as an attorney and has extensive leadership experience in legal, corporate governance, information and cyber technology, human resources, and utility operations in her many previous roles. She served as the director-Transmission Regulatory Compliance and Business Support from 2009 to 2010. From 2010 through 2016, Owen served as president of Superior Water, Light and Power Co., a wholly owned subsidiary of ALLETE. In 2012, she was named vice president-Minnesota Power, and in 2014, she also became vice president-
ALLETE · 30 West Superior Street, Duluth, Minnesota 55802
www.allete.com

ALLETE Information Technology Solutions. In 2016, Owen was appointed ALLETE senior vice president and chief legal and administrative officer and corporate secretary before being named president of ALLETE in January 2019 and CEO in February 2020.

Prior to joining ALLETE, Owen worked for four years in the United States Senate in Washington, D.C. She also has experience in the telecommunications and food industries, holding positions as legal counsel for various public and private ventures after receiving her law degree from the University of Minnesota Law School. Owen has served on a number of community boards including most recently, the Duluth Superior Area Community Foundation, where she currently serves as vice chair of the board of trustees.

Women comprise 60 percent of ALLETE’s board. The company was recently recognized by Moody’s Investors Service as having the most gender diverse board among 45 utility companies it examined for a report on board gender diversity at publicly traded North American utilities. The ALLETE board of directors is also focused on enhancing its racial and ethnic diversity.

ALLETE Inc. is an energy company headquartered in Duluth, Minnesota. In addition to its electric utilities, Minnesota Power and Superior Water, Light and Power of Wisconsin, ALLETE owns ALLETE Clean Energy, based in Duluth; BNI Energy in Bismarck, North Dakota; and has an 8% equity interest in the American Transmission Co. More information about ALLETE is available at www.allete.com. ALE-CORP

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

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ALLETE · 30 West Superior Street, Duluth, Minnesota 55802
www.allete.com